EXHIBIT 99.1




FOR IMMEDIATE RELEASE


               NTL INCORPORATED ANNOUNCES AGREEMENT TO TAKE RACING
                             INTO THE DIGITAL FUTURE

New York, New York (February 4, 2000) - Britain's 12 leading racecourses have entered a period of exclusive negotiation with a consortium of the BBC, Channel 4 and Premium TV, a subsidiary of NTL Incorporated (NASDAQ: NTLI; EASDAQ: NTLI), for a deal in excess of 200 million pounds sterling to take televised racing into the digital age.

The parties reached provisional agreement on a rights deal today and aim to finalize details of the contract in the coming weeks.

The deal under discussion, which would run for 10 years, covers worldwide rights
- including terrestrial television, interactive TV and internet - to all racing at the Super 12 group of British racecourses. It will guarantee continued terrestrial coverage of Britain's premier races and race meetings.

In addition to the rights payment, the consortium will provide marketing support to a value of 25 million pounds sterling over the 10 years.

Peter Savill, Chairman of the British Horseracing Board, said: "I'm delighted that a basic agreement between the major racecourses and a very professional group of media companies has been reached although final details have still to be worked out. It was important to move quickly on this issue to secure Racing's finances and the 12 racecourses have negotiated an excellent deal from which all sections of Racing will benefit."

BBC Director of Television, Alan Yentob, said: "This is a great deal for racing fans. The Super 12 racecourses have taken an imaginative decision that will secure a bright future for racing in the digital age. The partnership of Channel 4, NTL and the BBC will create a powerful alliance, which will deliver new opportunities for racing on every broadcast platform. The big events, which draw the nation as a whole into racing, like the Grand National, Royal Ascot and Glorious Goodwood, will continue to enjoy the highest profile on the BBC."

Channel 4's Managing Director, David Scott, added: "Channel 4 has been at the forefront of televised horseracing for 14 years and we are delighted by the prospect of playing a prominent role in what promises to be an exciting future.
This  is  an  extremely   innovative  deal  that  will  make  best  use  of  the
opportunities opened up by new technology to ensure horseracing prospers in a digital environment."
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Geoffrey Hamilton-Fairley, Chief Executive of Premium TV, said: "This consortium brings together the best players to deliver the best future for televised horseracing. It is also further evidence of PTV's commitment to develop innovative sports content for digital platforms. We recently announced a deal with BBC Sport and BBC Worldwide to jointly develop the BBC Sports Library and we welcome the opportunity to work with Channel 4 and the British Horseracing Board."

                                    * * * * *

For more information please contact:

In the UK:
David Hillyard, Managing Director, RHT - 0207 487 5156/0207 343 3263
Kim Deshayes, Managing Director, Newmarket - 0207 487 5156/0207 343 3263 Douglas Erskine-Crum, Chief Executive, Ascot - 0207 487 5156/0207 343 3263 Matt Baker, Channel 4 - 0207 306 8666
Mike Hales/Alison Green, BBC Sport - 0208 225 9900
Will Robson, NTL - 01256 752661

In the US:
John F. Gregg, Chief Financial Officer - 212-906-8440
Richard J. Lubasch, Executive Vice President-General Counsel- 212-906-8440 Erik Tamm, Investor Relations - 212 906-8440
Or e-mail: investor-relations@ntli.com.